Exhibit 99.1

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[LOGO] Sovereign Bancorp                                            NEWS RELEASE

         Corporate Headquarters: 1500 Market Street, Philadelphia, Pa.
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FOR IMMEDIATE RELEASE
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  DATE: 10/14/03   FINANCIAL CONTACTS:
                   Jim Hoagan          610-320-8496   jhogan@sovereignbank.com
                   Mark McCollom       610-208-6426   mmccollo@sovereignbank.com
                   Stacey Weikel       610-208-6112   sweikel@sovereignbank.com

                   MEDIA CONTACT:
                   Ed Shultz           610-378-6159   eshultz@sovereignbank.com
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                   Sovereign Bancorp, Inc. Third Quarter 2003
          Net Income and Earnings per Share up 17% and 12% Respectively

Quarterly Financial Highlights

      o     Net income of $109 million, up 17% from $93 million a year ago.

      o Earnings per diluted share at September 30, 2003 were $.37 per share, up 12% from $.33 per share in the third quarter of 2002.

      o Cash earnings were $124 million, up 13% from $110 million in the same quarter a year ago. Cash earnings per diluted share were $.42, up from $.39 per share in the third quarter of 2002.

      o Holding Company equity to assets ratio was 7.72% at September 30, 2003 compared to 7.57% at June 30, 2003. The Tier I leverage ratio expanded by 34 basis points to 5.59% during the quarter. Tangible common equity to tangible assets ("TCE/TA") increased 33 basis points to 4.72% excluding other comprehensive income ("OCI"). Including OCI, TCE/TA was 4.67%, up 17 basis points from 4.50% last quarter.

      o Net interest margin was 3.32% compared to 3.47% and 3.62% in the second quarter of 2003 and the third quarter of 2002, respectively. Approximately 6 basis points of net interest margin compression in the quarter was due to the adoption of SFAS 150.

      o Core deposits were $21.2 billion, up by $167 million, at September 30, 2003 with a cost of funds of .60%. Total deposits were $27.5 billion, with a cost of funds of 1.06%.

      o Commercial and Consumer loans grew 9% and 19% respectively over the past year. Total loans were $24.5 billion with an average yield of 5.28%.

      o The provision for loan losses was $36.6 million in this quarter versus $38.0 million in the third quarter of 2002. The provision exceeded net charge-offs by $3.1 million in this quarter. Non-performing assets remained stable.

      o The allowance for loan losses to total loans remained constant at 1.31% at September 30, 2003 and June 30, 2003.

PHILADELPHIA, PA...Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today reported net income and earnings per share for the third quarter of 2003 of $109 million or $.37 per diluted share. This compares to net income of $93.1 million, or $.33 per diluted share, for the third quarter of 2002. Cash earnings increased to $124 million, up 13%, compared to $110 million for the third quarter of 2002. A reconciliation of net income, operating earnings and cash earnings, as well as the related earnings per share amounts, is included in a later section of this release.

Commenting on results for the third quarter of 2003, Jay S. Sidhu, Sovereign's Chairman and Chief Executive Officer, said, "We are pleased with our company's results in a very challenging interest rate environment for the banking sector. Despite volatile interest rate movements and some continued weakness in certain sectors of the broader economy, we were able to produce solid results, and are winning market share in certain areas. Our commercial and consumer loans grew year over year by 9% and 19%, respectively. In addition, commercial and consumer businesses produced record levels of fee-based revenue during the quarter. Core deposit growth was approximately 10% over the past year; while this growth rate has slowed in recent quarters, we have significantly lowered our cost of core deposits to 60 basis points in the third quarter," stated Sidhu.

Net Interest Income and Margin

Sovereign reported net interest income of $287 million for the third quarter of 2003, down $10.3 million, or 3.4%, compared to the third quarter of 2002. On a linked quarter basis, net interest income decreased by $19.5 million, or 6.4%. One factor in the decrease in net interest income is a $5.0 million reclassification of trust preferred securities expense to interest margin from other expenses in accordance with SFAS No. 150. In addition, a lower level of short-term dollar-roll financing increased funding expense by approximately $8.5 million. Due to the current low interest rate environment, the remainder is a result of a reduction of approximately $840 million on the average balance of the investment portfolio and an additional reduction of approximately $300 million in residential mortgages during the quarter as compared to the second quarter of 2003.

Net interest margin was 3.32% for the third quarter of 2003 compared to 3.47% in the second quarter of 2003 and 3.62% in the third quarter of 2002. The compression in net interest margin for the third quarter resulted from a 21 basis point decline in the yield on earning assets driven by the low interest rate environment and reclassification of trust preferred expense to net interest margin, partially offset by a reduction of 9 basis points in our funding costs by downward repricing of deposits and some borrowings.

James D. Hogan, Sovereign's Chief Financial Officer, stated, "We experienced 15 basis points of net interest margin compression this quarter due to the factors previously noted and our decision to shrink our average balance of fixed rate investment securities and residential mortgage loans by $1.1 billion. We have taken several steps in late September and early October to reduce our asset sensitivity, which was increasing from prior quarter-end levels. These steps are likely to provide additional net interest income in future periods in this sort of interest rate environment. As a result, margin compression in the fourth quarter should be reduced to approximately 5 basis points, while we remain asset sensitive."

Non-Interest Income and Expense

Sovereign continued to generate record levels of consumer and commercial banking fees in the third quarter of 2003. Consumer banking fees increased by $5.8 million, or 12%, compared to the same period in 2002. The increase was driven principally by deposit fees, which increased by $4.9 million to $44.3 million. Seasonality and increased point of sale volumes more than offset the decline from the VISA/Wal-mart settlement affecting ATM/debit card revenues for the period. The negative impact of this settlement on consumer banking fees was about $2 million during the third quarter and is expected to be between $800,000 to $1 million per month going forward. Consumer banking loan fees increased approximately $1.2 million, or 42%, to $5.3 million in the third quarter of 2003 compared to the same quarter a year ago primarily as a result of the growth experienced in our consumer loan portfolio.

Commercial banking fees increased $2.2 million, or 9%, over the same period a year ago driven by growth in loan fees of $3.5 million to $11.3 million. On a linked-quarter basis, commercial banking fees remained relatively flat at $27.2 million.

Mortgage banking revenues were $17.5 million in the third quarter of 2003 compared to $8.8 million in the second quarter of 2003 and $4.2 million in the third quarter of 2002, as summarized in the financial tables attached to this release. In prior quarters in 2003 and 2002, we experienced a reduction in the fair value of our mortgage servicing rights asset, due to the declining interest rate environment and related high levels of refinancings. As of September 30, 2003, the expected prepayment speeds on mortgage loans had declined significantly resulting in an increase in the fair value of the mortgage servicing rights. Accordingly, Sovereign reversed $18.3 million of the previously recorded valuation allowance on its mortgage servicing rights. As a result of the decrease in interest rates at the end of the third quarter of 2003, Sovereign recognized a loss on the forward sale commitments which hedge changes in the value of interest rate lock commitments and mortgage loans to be sold; however, in accordance with SFAS No. 133, the increase in the value of the closed mortgages may not be recognized until these loans are sold. In addition, the reduction in mortgage applications and related interest rate lock commitments contributed to the net loss of $14.1 million recognized under SFAS No. 133 in the third quarter. As of September 30, 2003, mortgage servicing rights, net of reserve of $11.3 million, were $72.5 million and our servicing portfolio was $6.1 billion, or a capitalized cost of 119 basis points.

Capital markets revenues in the third quarter of 2003 were $5.4 million, an increase of $1.0 million compared to the same period a year ago. On a linked-quarter basis, capital markets revenues declined from $9.1 million due primarily to reduced revenues from our fixed income securities distribution business as a result of higher interest rates during the quarter.

Third quarter 2003 net gains on sales of investments and related derivatives transactions were $18.8 million. This compares to net gains of $19.4 million recorded in the second quarter of 2003.

General & Administrative Expenses

G&A expenses increased by $6.1 million, or 3%, to $213.4 million in the third quarter of 2003 compared to the same quarter a year ago. G&A expenses on a linked-quarter basis decreased by $4.3 million, or 2%. The corporation's efficiency ratio was 52.51% in the third quarter of 2003, which was negatively impacted by $5.0 million or .64%, due to the reclassification of trust preferred securities expense to net interest margin from other expenses, as compared to the ratio of 52.48% and 51.94% in the third quarter of 2002 and second quarter of 2003, respectively.

Franchise Growth

Sovereign's total loan portfolio increased in the third quarter to $24.5 billion due to increases in commercial and consumer loan categories, offset by declines in residential mortgage loans. Commercial and consumer loans now make up 44% and 39%, respectively, of the total loan portfolio. The following table depicts Sovereign's loan composition as of September 30, 2003 ($ in millions):

---------------------------------------------------------------------------------------------------
Loan Category               Ending Balance     Q3 2003 Yield     % of Loans     Y/Y Growth Rate
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Commercial                      $10,756            4.77%             44%             8.7%
---------------------------------------------------------------------------------------------------
Consumer                          9,684            5.54              39              19.2%
---------------------------------------------------------------------------------------------------
Residential mortgage              4,109            5.96              17             (9.1)%
---------------------------------------------------------------------------------------------------
  Total                         $24,549            5.28%            100%             8.9%
---------------------------------------------------------------------------------------------------

Sovereign grew core deposits modestly in the third quarter. The following table summarizes our deposit position as of September 30, 2003 ($ in millions):

---------------------------------------------------------------------------------------------------
Deposit Category            Ending Balance     Q3 2003 Cost      % of Total     Y/Y Growth Rate
                                                                  Deposits
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Checking                        $11,490             .42%              42%             9.1%
---------------------------------------------------------------------------------------------------
Other core (MMDA &
  Savings)                        9,743             .82%              35              10.3%
---------------------------------------------------------------------------------------------------
   Total Core                    21,233             .60%              77              9.7%
---------------------------------------------------------------------------------------------------
Time deposits                     6,283            2.56%              23             (13.4)%
---------------------------------------------------------------------------------------------------
  Total deposits                $27,515            1.06%             100%             3.4%
---------------------------------------------------------------------------------------------------

Sovereign's cost of deposits declined by 21 basis points to 1.06% in the third quarter of 2003. Certificates of deposits only account for 23% of total deposits. The loan to deposit spread was 4.22%, and the loan to deposit ratio was 89% at September 30, 2003.

Asset Quality

Sovereign's provision for loan losses was $36.6 million this quarter compared to $42.0 million in the second quarter of 2003 and $38.0 million in the third quarter of 2002. Sovereign reported $33.5 million in net charge-offs ("NCOs"), an increase of $3.0 million over the third quarter of 2002. Non-performing assets ("NPAs") were $258 million at September 30, 2003 compared to $253 million at June 30, 2003. Included in NPAs at September 30, 2003 was an $8 million commercial credit that was fully paid-off on October 2, 2003. NPAs to total assets, including this $8 million non-performing commercial credit, increased slightly to 63 basis points during the third quarter of 2003 compared to 61 basis points at June 30, 2003. Allowance for loan losses to total loans remained at 1.31% at September 30, 2003, consistent with June 30, 2003 and September 30, 2002.

"Over the past 12 months, loan growth exceed $2 billion, or 8.9%, while our non-performing assets have decreased $19 million, or 6.9%, during a period of sluggish economic growth," commented Dennis S. Marlo, Sovereign's Chief Risk Management Officer. "Since we experienced our `high water mark' of NPAs at September 30, 2002, our asset quality ratio indicators of net charge-offs and NPAs have clustered in a narrow range at around current levels. Although the economy is showing some early stages of improvement, we do not expect a pronounced improvement in asset quality until the first half of 2004, consistent with expected stronger economic growth," Marlo continued. "We are pleased with the stable asset quality that we experienced over the past few years during this challenging period, when we were developing a growing number of `relationship customers'."

Capital

Sovereign's equity to assets ratio grew by 15 basis points during the quarter to 7.72% at September 30, 2003. Tier I leverage ratio grew by 34 basis points to 5.59% at September 30, 2003 and tangible common equity to tangible assets, excluding accumulated other comprehensive income, increased to 4.72% from 4.39% at June 30, 2003. At September 30, 2003, bank Tier 1 Leverage increased to 6.96% and the bank's risk-based capital ratio increased to 12.38%. Hogan commented, "Sovereign's capital ratios continue to expand, bringing us closer to our targeted levels of approximately 7.00% Tier 1 Leverage and over 5.50% Tangible Common Equity by the end of 2005."

Closing Comments

"We remain focused and committed to delivering on our 2003 full year operating earnings guidance, excluding the after-tax debt restructuring charge of $.07 recorded in the first quarter, of between $1.44 and $1.45 per fully diluted share. In addition, we remain confident about our ability to meet or exceed the consensus 2004 street estimates," Sidhu concluded.

Sovereign Bancorp, Inc., ("Sovereign") headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with approximately 530 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

Interested parties will have the opportunity to listen to a live web-cast of Sovereign's third quarter earnings call on Wednesday, October 15, 2003 beginning at 8:30 am ET at www.sovereignbank.com >Investor Relations >Financial Reports > Conference Calls/Webcasts; http://www.vcall.com/ClientPage.asp?ID=84080 or http://www.firstcallevents.com/service/ajwz377976723gf12.html. The web-cast replay can be accessed anytime from 11 am ET on October 15, 2003 through 9 pm ET on November 14, 2003. Questions may be submitted during the call via email to investor@sovereignbank.com. A telephone replay will be accessible during the above timeframe by dialing 1-800-642-1687, and confirmation id# 2983885.

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Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2003 and 2002 represents net income adjusted for the after-tax effect effects of merger-related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.
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    Sovereign Bancorp, Inc. and Subsidiaries
    FINANCIAL HIGHLIGHTS
    (unaudited)
                                                   Quarter Ended

                                Sept. 30  June 30   Mar. 31  Dec. 31  Sept. 30
                                  2003      2003      2003     2002     2002
    (dollars in millions,
     except per share data)

    Operating Data

    Net income                    $109.2   $104.2    $75.9     $93.1    $93.1
    Operating earnings (1)         109.2    104.2     94.7      93.1     93.1
    Cash earnings (2)              124.4    119.5    110.4     111.7    110.3
    Net interest income            287.3    306.8    303.0     293.1    297.6
    Provision for loan losses       36.6     42.0     43.4      36.0     38.0
    Total fees and other income
     before securities
     transactions                  119.1    112.3    103.1     104.2     97.5
    Net gain on investments and
     related derivatives
     transactions                   18.8     19.4     17.5      14.4     12.7
    G&A expense                    213.4    217.7    211.1     213.1    207.3
    Other expenses (3)              24.5     34.6     64.1      35.6     35.3

    Performance Statistics

    Bancorp

    Net interest margin (3)        3.32%    3.47%    3.50%     3.49%    3.62%
    Cash return on average
     assets (2)                    1.20%    1.16%    1.11%     1.12%    1.13%
    Operating return on
     average assets (1)            1.05%    1.01%    0.95%     0.93%    0.96%
    Cash return on average
     equity (2)                   15.97%   16.50%   15.91%    16.20%   16.67%
    Operating return on
     average equity (1)           14.03%   14.38%   13.64%    13.49%   14.07%
    Annualized net loan
     charge-offs to
     average loans                 0.55%    0.53%    0.56%     0.56%    0.55%
    Efficiency ratio (3) (4)      52.51%   51.94%   51.98%    53.62%   52.48%


    Per Share Data

    Basic earnings per share       $0.37    $0.40    $0.29     $0.36    $0.36
    Diluted earnings per share      0.37     0.37     0.27      0.33     0.33
    Operating earnings
     per share (1)                  0.37     0.37     0.34      0.33     0.33
    Cash earnings per share (2)     0.42     0.42     0.39      0.40     0.39
    Dividend declared per share     .025     .025     .025      .025     .025
    Book value (5)                 10.84    10.72    10.95     10.57    10.38
    Common stock price:
      High                         19.68    16.55    14.49     14.72    15.57
      Low                          15.74    14.07    12.72     11.31    12.19
      Close                       $18.55   $15.65   $13.85    $14.05   $12.90
    Weighted average common shares:
      Basic                        292.2    262.2    261.3     261.3    261.0
      Diluted                      297.2    283.9    281.4     281.5    281.0
    End-of-period common shares:
      Basic                        292.3    292.0    261.0     261.6    261.2
      Diluted                      297.4    295.9    281.3     282.2    279.1

    NOTES:

    (1) Operating earnings for the three-months ended March 31, 2003 and the nine-months ended September 30, 2003 represent net income excluding the after-tax loss on debt extinguishment of senior notes totaling $18.8 million, or $0.07 per diluted share. Operating earnings for the nine-months ended September 30, 2002 exclude the after-tax loss on special items related to the acquisition of Main Street Bancorp of $14.2 million, or $0.05 per diluted share.
    (2) Cash earnings represents operating earnings excluding the after-tax effects of non-cash charges for the amortization of intangible assets and stock based compensation. Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.
    (3) Effective July 1, 2003, Sovereign adopted SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Pursuant to the requirements of this statement, the Company reclassified the obligations under its trust preferred securities to borrowings and other debt obligations. As a result, for the three-month period ended September 30, 2003 the expense associated with these instruments are recorded as interest expense. Prior to the adoption of SFAS No. 150, these obligations had been classified as "Redeemable capital securities and other minority interests" and the associated expense was recorded in "Other expenses." The adoption of this accounting pronouncement had no impact on net income, but reduced net interest margin by 6 basis points and increased the efficiency ratio by 64 basis points. Restatement of prior periods is not permitted.
    (4) Efficiency ratio equals general and administrative expense excluding merger-related and other integration charges as a percentage of total revenue, defined as the sum of net interest income and total fees and other income before securities transactions.
    (5) Book value equals stockholders' equity at period-end divided by common shares outstanding.


                                                          Year to Date

                                                     Sept.             Sept.
                                                     2003              2002
    (dollars in millions, except per share data)

    Operating Data

    Net income                                       $289.3            $248.9
    Operating earnings (1)                            308.1             263.1
    Cash earnings (2)                                 354.4             313.6
    Net interest income                               897.1             866.5
    Provision for loan losses                         122.0             110.5
    Total fees and other income before
     securities transactions                          334.5             276.9
    Net gain on investments and related
     derivatives transactions                          55.8              37.1
    G&A expense                                       642.2             607.1
    Other expenses (3)                                123.2             123.3

    Performance Statistics

    Bancorp

    Net interest margin (3)                           3.43%             3.66%
    Cash return on average assets (2)                 1.16%             1.13%
    Operating return on average assets (1)            1.00%             0.95%
    Cash return on average equity (2)                16.13%            17.02%
    Operating return on average equity (1)           14.02%            14.28%
    Annualized net loan charge-offs to
     average loans                                    0.55%             0.59%
    Efficiency ratio (3) (4)                         52.14%            53.09%


    Per Share Data

    Basic earnings per share                          $1.06             $0.97
    Diluted earnings per share                         1.00              0.90
    Operating earnings per share (1)                   1.07              0.95
    Cash earnings per share (2)                        1.23              1.13
    Dividend declared per share                       0.075             0.075
    Book value (5)                                    10.84             10.38
    Common stock price:
      High                                            19.68             15.57
      Low                                             12.72             11.85
      Close                                          $18.55            $12.90
    Weighted average common shares:
      Basic                                           272.1             257.5
      Diluted                                         288.3             277.3
    End-of-period common shares:
      Basic                                           292.3             261.2
      Diluted                                         297.4             279.1

    NOTES:

    (1) Operating earnings for the three-months ended March 31, 2003 and the nine-months ended September 30, 2003 represent net income excluding the after-tax loss on debt extinguishment of senior notes totaling $18.8 million, or $0.07 per diluted share. Operating earnings for the nine-months ended September 30, 2002 exclude the after-tax loss on special items related to the acquisition of Main Street Bancorp of $14.2 million, or $0.05 per diluted share.
    (2) Cash earnings represents operating earnings excluding the after-tax effects of non-cash charges for the amortization of intangible assets and stock based compensation. Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.
    (3) Effective July 1, 2003, Sovereign adopted SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Pursuant to the requirements of this statement, the Company reclassified the obligations under its trust preferred securities to borrowings and other debt obligations. As a result, for the three-month period ended September 30, 2003 the expense associated with these instruments are recorded as interest expense. Prior to the adoption of SFAS No. 150, these obligations had been classified as "Redeemable capital securities and other minority interests" and the associated expense was recorded in "Other expenses." The adoption of this accounting pronouncement had no impact on net income, but reduced net interest margin by 6 basis points and increased the efficiency ratio by 64 basis points. Restatement of prior periods is not permitted.
    (4) Efficiency ratio equals general and administrative expense excluding merger-related and other integration charges as a percentage of total revenue, defined as the sum of net interest income and total fees and other income before securities transactions.
    (5) Book value equals stockholders' equity at period-end divided by common shares outstanding.


    Sovereign Bancorp, Inc. and Subsidiaries
    FINANCIAL HIGHLIGHTS
    (unaudited)
                                                 Quarter Ended

                                 Sept. 30  June 30  Mar. 31  Dec. 31 Sept. 30
                                   2003     2003     2003     2002     2002
    (dollars in millions)

    Financial Condition Data:

    General
      Total assets                $41,055  $41,343  $40,934  $39,590  $39,638
      Loans                        24,550   24,329   24,054   23,193   22,547
      Goodwill                      1,027    1,025    1,025    1,025    1,025
      Core deposit intangible         287      306      324      343      363
      Total deposits and customer
       related accounts:           27,515   27,617   26,746   26,851   26,610
        Core and other customer
         related accounts          21,233   21,065   20,015   19,831   19,359
        Time                        6,283    6,552    6,731    7,020    7,251
      Borrowings (1)                9,570    9,507   10,111    8,829    9,115
      Trust preferred securities
       and minority interests (1)     202      409      597      597      598
      Stockholders' equity          3,169    3,131    2,856    2,764    2,711

    Asset Quality
      Non-performing assets        $257.7   $253.4   $249.9   $257.1   $276.7
      Non-performing loans         $236.1   $229.2   $221.6   $231.4   $255.3
      Non-performing assets to
       total assets                 0.63%    0.61%    0.61%    0.65%    0.70%
      Non-performing loans to
       total loans                  0.96%    0.94%    0.92%    1.00%    1.14%
      Allowance for loan losses    $322.7   $319.5   $309.4   $298.8   $295.3
      Allowance for loan losses
        to total loans              1.31%    1.31%    1.29%    1.29%    1.31%
      Allowance for loan losses
        to non-performing loans      137%     139%     140%     129%     116%

    Capitalization - Bancorp (2)
      Shareholders' equity to
       total assets                 7.72%    7.57%    6.99%    6.99%    6.85%
      Tangible equity to tangible
       assets, excluding OCI        4.72%    4.39%    3.66%    3.60%    3.29%
      Tangible equity to tangible
       assets, including OCI        4.67%    4.50%    3.81%    3.65%    3.46%
      Tier 1 leverage capital
       ratio                        5.59%    5.25%    5.02%    5.00%    4.69%

    Capitalization - Bank (2)
      Shareholders' equity to
       total assets                 9.49%    9.34%    9.43%   10.39%   10.40%
      Tier 1 leverage capital
       ratio                        6.96%    6.62%    6.59%    7.55%    7.36%
      Tier 1 risk-based capital
       ratio                        8.77%    8.40%    8.50%    9.70%    9.65%
      Total risk-based capital
       ratio                       12.38%   11.05%   11.21%   10.69%   10.62%

    (1) Effective July 1, 2003, Sovereign adopted SFAS No. 150. This statement required that our trust preferred securities be reclassified from "redeemable capital securities and other minority interests" to "borrowings and other debt obligations." Restatement of prior periods is not permitted.
    (2) All capital ratios are calculated based upon adjusted end of period assets consistent with OTS guidelines. The current quarter ratios are estimated as of September 30, 2003.


    Sovereign Bancorp, Inc. and Subsidiaries
    CONSOLIDATED BALANCE SHEETS
    (unaudited)
                                         Sept. 30      June 30      Mar. 31
    (dollars in thousands)                 2003          2003         2003
    Assets
    Cash and amounts due
     from depository institutions          $971,697   $1,497,981   $1,172,529
    Investments:
        Available-for-sale               11,109,603   10,832,862   11,208,359
        Held-to-maturity                    413,152      492,343      569,261
           Total investments             11,522,755   11,325,205   11,777,620
    Loans:
        Commercial                       10,756,312   10,749,659   10,507,385
        Consumer                          9,684,319    9,216,825    8,830,630
        Residential mortgages             4,109,216    4,362,947    4,716,348
           Total loans                   24,549,847   24,329,431   24,054,363
    Less allowance for loan losses         (322,684)    (319,537)    (309,398)
           Total loans, net              24,227,163   24,009,894   23,744,965
    Premises and equipment, net             273,931      273,403      277,509
    Accrued interest receivable             175,644      169,288      167,737
    Goodwill                              1,027,292    1,025,292    1,025,292
    Core deposit intangible                 287,293      305,540      324,211
    Bank owned life insurance               792,607      785,978      775,862
    Other assets                          1,776,910    1,950,556    1,668,677
           Total assets                 $41,055,292  $41,343,137  $40,934,402

    Liabilities and Stockholders'
     Equity
    Liabilities:
    Deposits and other customer related
     accounts:
        Core and other customer
         related accounts               $21,232,550  $21,065,090  $20,014,913
        Time                              6,282,630    6,551,565    6,730,872
           Total                         27,515,180   27,616,655   26,745,785
    Borrowings and other debt
     obligations (1)                      9,570,356    9,507,297   10,110,562
    Other liabilities                       599,032      679,204      625,182
           Total liabilities             37,684,568   37,803,156   37,481,529
    Redeemable capital securities
     and other minority interests (1)       201,757      408,987      596,541
    Stockholders' equity:
        Common Stock                      1,872,953    1,869,535    1,586,421
        Warrants and stock options           13,230       12,483      103,131
        Unallocated ESOP shares             (28,465)     (28,465)     (28,465)
        Treasury stock                      (22,501)     (24,171)     (23,614)
        Accumulated other
         comprehensive income/(loss)        (16,345)      53,368       68,133
        Retained earnings                 1,350,095    1,248,244    1,150,726
           Total stockholders' equity     3,168,967    3,130,994    2,856,332
           Total liabilities and
            stockholders' equity        $41,055,292  $41,343,137  $40,934,402

    (1) Effective July 1, 2003, Sovereign adopted SFAS No. 150. This statement required that our trust preferred securities be reclassified from "redeemable capital securities and other minority interests" to "borrowings and other debt obligations." Restatement of prior periods is not permitted.


                                                 Dec. 31           Sept. 30
    (dollars in thousands)                         2002              2002
    Assets
    Cash and amounts due
     from depository institutions                 $972,614        $1,236,040
    Investments:
        Available-for-sale                      10,733,564        11,067,631
        Held-to-maturity                           632,513           704,750
           Total investments                    11,366,077        11,772,381
    Loans:
        Commercial                              10,326,756         9,899,087
        Consumer                                 8,519,166         8,127,756
        Residential mortgages                    4,347,512         4,520,535
           Total loans                          23,193,434        22,547,378
    Less allowance for loan losses                (298,750)         (295,259)
           Total loans, net                     22,894,684        22,252,119
    Premises and equipment, net                    281,427           280,615
    Accrued interest receivable                    175,291           183,773
    Goodwill                                     1,025,292         1,025,292
    Core deposit intangible                        343,305           362,885
    Bank owned life insurance                      765,534           756,518
    Other assets                                 1,766,078         1,768,112
           Total assets                        $39,590,302       $39,637,735

    Liabilities and Stockholders' Equity
    Liabilities:
    Deposits and other customer related
     accounts:
        Core and other customer
         related accounts                      $19,831,068       $19,359,612
        Time                                     7,020,021         7,250,861
           Total                                26,851,089        26,610,473
    Borrowings and other debt obligations (1)    8,829,289         9,114,880
    Other liabilities                              548,649           603,964
           Total liabilities                    36,229,027        36,329,317
    Redeemable capital securities
     and other minority interests (1)              596,957           597,710
    Stockholders' equity:
        Common Stock                             1,580,282         1,576,354
        Warrants and stock options                 101,892            99,117
        Unallocated ESOP shares                    (21,313)          (23,177)
        Treasury stock                              (6,060)           (6,255)
        Accumulated other
         comprehensive income/(loss)                28,009            69,619
        Retained earnings                        1,081,508           995,050
           Total stockholders' equity            2,764,318         2,710,708
           Total liabilities and
            stockholders' equity               $39,590,302       $39,637,735

    (1) Effective July 1, 2003, Sovereign adopted SFAS No. 150. This statement required that our trust preferred securities be reclassified from "redeemable capital securities and other minority interests" to "borrowings and other debt obligations." Restatement of prior periods is not permitted.


    Sovereign Bancorp, Inc. and Subsidiaries
    CONSOLIDATED STATEMENTS OF OPERATIONS
    (unaudited)
                                                Quarter Ended
                                Sept. 30  June 30   Mar. 31  Dec. 31  Sept. 30
                                  2003      2003     2003     2002      2002
    (dollars in thousands,
     except per share data)
    Interest and dividend
     income:
       Interest on interest-
        earning deposits            $539      $542     $675     $787     $915
       Interest on investment
        securities
          Available for sale     132,211   149,468  158,231  154,331  161,094
          Held to maturity         5,958     7,580    8,443    9,611   11,472
       Interest on loans         325,062   332,123  333,615  349,865  350,862
           Total interest and
            dividend income      463,770   489,713  500,964  514,594  524,343
    Interest expense:
        Deposits and related
         customer accounts        73,488    84,903   93,651  111,562  119,420
        Borrowings               102,990    97,993  104,273  109,900  107,373
            Total interest
             expense             176,478   182,896  197,924  221,462  226,793
            Net interest income  287,292   306,817  303,040  293,132  297,550
    Provision for loan losses     36,600    42,000   43,357   36,000   38,000
            Net interest income
             after provision
             for loan losses     250,692   264,817  259,683  257,132  259,550
    Non-interest income:
        Consumer banking fees     53,531    53,285   48,225   48,853   47,743
        Commercial banking fees   27,197    26,787   25,223   23,802   24,976
        Mortgage banking
         revenue (1)              17,458     8,827    8,008    8,251    4,245
        Capital markets revenue    5,389     9,062    7,749    5,414    4,436
        Bank owned life
         insurance income         12,080    10,116   10,332   11,801   10,722
        Other                      3,478     4,208    3,522    6,069    5,367
            Total fees and other
             income before
             securities
             transactions        119,133   112,285  103,059  104,190   97,489
         Net gain on
          investments and
          related derivatives
          transactions            18,848    19,446   17,531   14,356   12,668
            Total non-interest
             income              137,981   131,731  120,590  118,546  110,157
    Non-interest expense:
    General and administrative
         Compensation and
          benefits                97,788    99,466   93,182   93,084   91,460
         Occupancy and
          equipment               52,838    51,144   53,342   55,057   54,716
         Technology expense       18,652    17,296   17,939   17,575   17,494
         Outside services         12,192    13,623   13,473   12,942   12,210
         Other administrative
          expenses                31,933    36,166   33,152   34,392   31,445
             Total general and
              administrative     213,403   217,695  211,088  213,050  207,325
    Other expenses:
         Amortization of core
          deposit intangibles     18,246    18,671   19,095   19,580   20,003
         Trust preferred
          securities and other
          minority interest
          expense                  5,434    15,898   16,043   16,058   15,313
         Loss on debt
          extinguishment             857       -     28,981      -        -
         Merger-related and
          integration charges        -         -        -        -        -
            Total other
             expenses             24,537    34,569   64,119   35,638   35,316
                Total non-
                 interest
                 expense         237,940   252,264  275,207  248,688  242,641
             Income before
              income taxes       150,733   144,284  105,066  126,990  127,066
    Income tax expense            41,500    40,110   29,210   33,905   33,927
             Net income         $109,233  $104,174  $75,856  $93,085  $93,139

                 Diluted
                  earnings per
                  share            $0.37     $0.37    $0.27    $0.33    $0.33

                 Weighted
                  average
                  shares:
                      Basic      292,169   262,189  261,322  261,269  261,015
                      Diluted    297,151   283,901  281,365  281,467  281,007

    (1) Mortgage banking
        activity is summarized
        below:

    Gains on sale of mortgage
     loans and mortgage backed
     securities                  $19,080   $16,035  $16,652  $12,836  $11,936
    Net gains/(loss) recorded
     under SFAS 133              (14,112)    6,651    1,275    1,764      753
    Mortgage servicing fees,
     net of mortgage servicing
     rights amortization          (5,760)   (3,391)  (2,490)  (1,859)  (1,013)
    Changes in mortgage
     servicing valuation
     reserve                      18,250   (10,468)  (7,429)  (4,490)  (7,431)
         Total mortgage banking
          revenues               $17,458    $8,827   $8,008   $8,251   $4,245


                                                     Nine Months Ended
                                                 Sept. 30          Sept. 30
                                                   2003              2002
    (dollars in thousands, except per
     share data)
    Interest and dividend income:
       Interest on interest-earning deposits        $1,756            $3,833
       Interest on investment securities
           Available for sale                      439,910           460,430
           Held to maturity                         21,981            37,356
       Interest on loans                           990,800         1,043,327
           Total interest and dividend income    1,454,447         1,544,946
    Interest expense:
        Deposits and related customer accounts     252,042           346,725
        Borrowings                                 305,256           331,737
            Total interest expense                 557,298           678,462
            Net interest income                    897,149           866,484
    Provision for loan losses                      121,957           110,500
            Net interest income after
             provision for loan losses             775,192           755,984
    Non-interest income:
        Consumer banking fees                      155,041           130,549
        Commercial banking fees                     79,207            71,281
        Mortgage banking revenue (1)                34,293            20,320
        Capital markets revenue                     22,200             9,581
        Bank owned life insurance income            32,528            31,655
        Other                                       11,208            13,519
            Total fees and other income before
             securities transactions               334,477           276,905
         Net gain on investments and
          related derivatives
          transactions                              55,825            37,075
            Total non-interest income              390,302           313,980
    Non-interest expense:
    General and administrative
         Compensation and benefits                 290,436           269,729
         Occupancy and equipment                   157,324           154,987
         Technology expense                         53,887            51,849
         Outside services                           39,288            36,293
         Other administrative expenses             101,251            94,199
             Total general and
              administrative                       642,186           607,057
    Other expenses:
         Amortization of core deposit
          intangibles                               56,012            60,695
         Trust preferred securities and other
          minority interest expense                 37,374            46,776
         Loss on debt extinguishment                29,838               -
         Merger-related and integration charges        -              15,871
            Total other expenses                   123,224           123,342
                Total non-interest expense         765,410           730,399
             Income before income taxes            400,084           339,565
    Income tax expense                             110,820            90,664
             Net income                           $289,264          $248,901

                 Diluted earnings per share          $1.00             $0.90

                 Weighted average shares:
                      Basic                        272,114           257,506
                      Diluted                      288,296           277,299

    (1) Mortgage banking activity is
        summarized below:

    Gains on sale of mortgage loans and
     mortgage backed securities                    $51,767           $29,172
    Net gains/(loss) recorded under SFAS 133        (6,186)           (1,229)
    Mortgage servicing fees, net of mortgage
     servicing rights amortization                 (11,641)            1,499
    Changes in mortgage servicing
     valuation reserve                                 353            (9,122)
         Total mortgage banking revenues           $34,293           $20,320


    Sovereign Bancorp, Inc. and Subsidiaries
    AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
    (unaudited)
                                                    Quarter Ended
                                                  September 30, 2003
                                              Average                 Yield/
    (dollars in thousands)                    Balance    Interest(1)   Rate
    Earning assets:
       Investment securities                $11,280,351    $145,505    5.16%
       Loans:
         Commercial                          10,761,231     130,897    4.77%
         Consumer                             9,340,289     130,403    5.54%
         Residential mortgages                4,335,326      64,616    5.96%
         Total loans                         24,436,846     325,916    5.28%
          Allowance for loan losses            (323,743)
         Total earning assets                35,393,454    $471,421    5.29%
    Other assets                              5,773,003
         Total assets                       $41,166,457

    Funding liabilities:
      Deposits and other customer related
       accounts:
         Core and other customer related
          accounts                          $21,093,786     $31,967    0.60%
         Time                                 6,430,966      41,521    2.56%
         Total                               27,524,752      73,488    1.06%

      Borrowings:
         Federal Home Loan Bank
          advances                            5,968,148      73,111    4.83%
         Fed funds and repurchase
          agreements                          1,303,393       3,328    1.01%
         Other borrowings (2)                 2,291,656      26,551    4.58%
         Total borrowings                     9,563,197     102,990    4.25%
         Total funding liabilities           37,087,949    $176,478    1.88%
    Other liabilities                           988,561
         Total liabilities                   38,076,510
    Stockholders' equity                      3,089,947
         Total liabilities and
          stockholders' equity              $41,166,457
    Net interest income                                    $294,943
    Interest rate spread                                               2.85%
    Net interest margin (2)                                            3.32%

     (1) Tax equivalent basis
     (2) The adoption of SFAS No. 150 increased the average balance in other borrowings by $207.7 million for the quarter ended September 30, 2003, and reduced net interest margin by approximately 6 basis points.


                                                     June 30, 2003
                                              Average                 Yield/
    (dollars in thousands)                    Balance    Interest(1)   Rate
    Earning assets:
       Investment securities                $12,119,304    $161,748     5.34%
       Loans:
         Commercial                          10,537,486     136,122     5.12%
         Consumer                             8,952,265     129,902     5.82%
         Residential mortgages                4,644,111      67,143     5.78%
         Total loans                         24,133,862     333,167     5.51%
          Allowance for loan losses            (312,750)
         Total earning assets                35,940,416    $494,915     5.50%
    Other assets                              5,378,749
         Total assets                       $41,319,165

    Funding liabilities:
      Deposits and other customer related
       accounts:
         Core and other customer related
          accounts                          $20,135,064     $40,251     0.80%
         Time                                 6,606,511      44,653     2.71%
         Total                               26,741,575      84,904     1.27%

      Borrowings:
         Federal Home Loan Bank
          advances                            5,998,809      76,422     5.06%
         Fed funds and repurchase
          agreements                          2,299,803      (2,206)   -0.40%
         Other borrowings  (2)                1,981,514      23,776     4.77%
         Total borrowings                    10,280,126      97,992     3.78%
         Total funding liabilities           37,021,701    $182,896     1.97%
    Other liabilities                         1,391,938
         Total liabilities                   38,413,639
    Stockholders' equity                      2,905,526
         Total liabilities and
          stockholders' equity              $41,319,165
    Net interest income                                    $312,019
    Interest rate spread                                                3.02%
    Net interest margin (2)                                             3.47%

     (1) Tax equivalent basis
     (2) The adoption of SFAS No. 150 increased the average balance in other borrowings by $207.7 million for the quarter ended September 30, 2003, and reduced net interest margin by approximately 6 basis points.


                                                  September 30, 2002
                                              Average                 Yield/
    (dollars in thousands)                    Balance    Interest(1)   Rate
    Earning assets:
       Investment securities                $11,544,459    $177,384    6.15%
       Loans:
         Commercial                           9,693,023     143,023    5.83%
         Consumer                             7,983,446     133,543    6.64%
         Residential mortgages                4,467,594      75,491    6.76%
         Total loans                         22,144,063     352,057    6.31%
          Allowance for loan losses            (289,692)
         Total earning assets                33,398,830    $529,441    6.31%
    Other assets                              5,231,164
         Total assets                       $38,629,994

    Funding liabilities:
      Deposits and other customer related
       accounts:
         Core and other customer related
          accounts                          $18,593,283     $58,262    1.24%
         Time                                 7,401,963      61,157    3.28%
         Total                               25,995,246     119,419    1.82%

      Borrowings:
         Federal Home Loan Bank
          advances                            6,001,042      74,309    4.86%
         Fed funds and repurchase
          agreements                            749,018       3,900    2.04%
         Other borrowings  (2)                1,941,260      29,164    5.95%
         Total borrowings                     8,691,320     107,373    4.86%
         Total funding liabilities           34,686,566    $226,792    2.58%
    Other liabilities                         1,317,814
         Total liabilities                   36,004,380
    Stockholders' equity                      2,625,614
         Total liabilities and
          stockholders' equity              $38,629,994
    Net interest income                                    $302,649
    Interest rate spread                                               3.13%
    Net interest margin (2)                                            3.62%

     (1) Tax equivalent basis
     (2) The adoption of SFAS No. 150 increased the average balance in other borrowings by $207.7 million for the quarter ended September 30, 2003, and reduced net interest margin by approximately 6 basis points.


    Sovereign Bancorp, Inc. and Subsidiaries
    AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
    (unaudited)
                                                   Nine Months Ended
                                                   September 30, 2003
                                            Average                  Yield/
    (dollars in thousands)                  Balance    Interest (1)   Rate
    Earning assets:
       Investment securities               $11,894,103     $478,552   5.36%
       Loans:
        Commercial                          10,531,400      403,546   5.06%
        Consumer                             8,970,627      390,332   5.82%
        Residential mortgages                4,451,050      200,034   5.99%
        Total loans                         23,953,077      993,912   5.52%
        Allowance for loan losses             (312,308)
        Total earning assets                35,534,872   $1,472,464   5.51%
    Other assets                             5,453,491
        Total assets                       $40,988,363

    Funding liabilities:
      Deposits:
         Core                              $20,217,404     $116,955   0.77%
         Time                                6,640,323      135,088   2.72%
         Total deposits                     26,857,727      252,043   1.25%
      Borrowings:
             Federal Home Loan Bank
              advances                       5,865,820      224,937   5.08%
             Fed funds and repurchase
              agreements                     1,972,641        3,881   0.25%
             Other borrowings (2)            2,086,034       76,438   4.86%
             Total borrowings                9,924,495      305,256   4.07%
             Total funding liabilities      36,782,222     $557,299   2.01%
    Other liabilities                        1,268,257
             Total liabilities              38,050,479
    Stockholders' equity                     2,937,884
             Total liabilities and
              stockholders' equity         $40,988,363
    Net interest income                                    $915,165
    Interest rate spread                                              2.97%
    Net interest margin (2)                                           3.43%

    (1) Tax equivalent basis
    (2) The adoption of SFAS No. 150 increased the average balance in other borrowings by $70 million at September 30, 2003, and reduced net interest margin by approximately 2 basis points.


                                                    Nine Months Ended
                                                    September 30, 2002
                                            Average                  Yield/
    (dollars in thousands)                  Balance    Interest (1)   Rate
    Earning assets:
       Investment securities               $10,906,552     $513,151   6.28%
       Loans:
        Commercial                           9,304,899      419,063   5.99%
        Consumer                             7,580,167      386,394   6.81%
        Residential mortgages                4,690,543      241,530   6.87%
        Total loans                         21,575,609    1,046,987   6.47%
        Allowance for loan losses             (285,155)
        Total earning assets                32,197,006   $1,560,138   6.46%
    Other assets                             4,932,536
        Total assets                       $37,129,542

    Funding liabilities:
      Deposits:
         Core                              $17,471,718     $150,079   1.15%
         Time                                7,435,047      196,645   3.53%
         Total deposits                     24,906,765      346,724   1.86%
      Borrowings:
             Federal Home Loan Bank
              advances                       6,046,948      227,971   4.98%
             Fed funds and repurchase
              agreements                       549,499        9,652   2.32%
             Other borrowings (2)            1,967,891       94,114   6.36%
             Total borrowings                8,564,338      331,737   5.13%
             Total funding liabilities      33,471,103     $678,461   2.70%
    Other liabilities                        1,194,881
             Total liabilities              34,665,984
    Stockholders' equity                     2,463,558
             Total liabilities and
              stockholders' equity         $37,129,542
    Net interest income                                    $881,677
    Interest rate spread                                              3.17%
    Net interest margin (2)                                           3.66%

    (1) Tax equivalent basis
    (2) The adoption of SFAS No. 150 increased the average balance in other borrowings by $70 million at September 30, 2003, and reduced net interest margin by approximately 2 basis points.


    Sovereign Bancorp, Inc. and Subsidiaries
    SUPPLEMENTAL INFORMATION
    (unaudited)

    NON-PERFORMING ASSETS

                             Sept. 30  June 30   Mar. 31   Dec. 31   Sept. 30
    (dollars in thousands)     2003      2003      2003      2002      2002
    Non-accrual loans:
      Commercial             $165,317  $156,873  $148,012  $160,806  $169,268
      Consumer                 29,667    30,098    30,524    32,844    31,066
      Residential mortgages    39,745    40,783    41,465    36,849    53,919
      Total non-accrual
       loans                  234,729   227,754   220,001   230,499   254,253
    Restructured loans          1,335     1,495     1,557       893     1,087
         Total non-
          performing loans    236,064   229,249   221,558   231,392   255,340
    Real estate owned, net     17,556    19,404    23,668    19,007    14,128
    Other repossessed assets    4,082     4,779     4,709     6,663     7,281
         Total non-
          performing assets  $257,702  $253,432  $249,935  $257,062  $276,749

    Non-performing loans as
     a percentage of total
     loans                      0.96%     0.94%     0.92%     1.00%     1.14%
    Non-performing assets as
     a percentage of total
     assets                     0.63%     0.61%     0.61%     0.65%     0.70%
    Non-performing assets as
     a percentage of total
     loans, real estate
     owned and repossessed
     assets                     1.05%     1.04%     1.04%     1.11%     1.23%
    Allowance for loan
     losses as a percentage
     of non-performing loans     137%      139%      140%      129%      116%


    NET LOAN CHARGE-OFFS

                                 Sept. 30  June 30  Mar. 31  Dec. 31  Sept. 30
    Quarters ended (in thousands)   2003     2003     2003     2002     2002
        Commercial real estate     $2,308   $1,770   $2,093     $312     $(63)
        Commercial and industrial
         and other                 22,151   19,955   19,935   18,252   20,493
        Total Commercial           24,459   21,725   22,028   18,564   20,430

        Auto loans                  5,038    5,720    5,919    7,787    4,571
        Home equity loans and
         other                      2,964    3,490    3,969    3,102    5,005
        Total Consumer              8,002    9,210    9,888   10,889    9,576

        Residential mortgages         992      926      793    3,056      476
           Total                  $33,453  $31,861  $32,709  $32,509  $30,482


    DEPOSIT AND OTHER CUSTOMER RELATED ACCOUNT COMPOSITION

                                          Sept. 30      June 30      Mar. 31
    Quarters ended (in thousands)           2003         2003         2003
      Demand deposit accounts            $4,292,621   $4,276,812   $4,133,600
      NOW accounts                        6,294,730    6,197,211    5,818,879
      Customer repurchase agreements        902,522    1,033,922      983,501
      Savings accounts                    3,166,319    3,178,633    3,145,427
      Money market accounts               6,576,358    6,378,512    5,933,506
      Certificates of deposits            6,282,630    6,551,565    6,730,872
           Total                        $27,515,180  $27,616,655  $26,745,785

                                                 Dec. 31           Sept. 30
    Quarters ended (in thousands)                  2002              2002
      Demand deposit accounts                   $4,067,784        $4,032,345
      NOW accounts                               5,889,582         5,407,138
      Customer repurchase agreements             1,078,391         1,087,238
      Savings accounts                           3,037,888         3,019,680
      Money market accounts                      5,757,423         5,813,211
      Certificates of deposits                   7,020,021         7,250,861
           Total                               $26,851,089       $26,610,473


    LOAN COMPOSITION

                                          Sept. 30      June 30      Mar. 31
    Quarters ended (in thousands)            2003         2003         2003
      Commercial real estate             $4,309,687   $4,280,955   $4,125,570
      Commercial industrial loans         5,300,034    5,206,559    4,961,473
      Other                               1,146,591    1,262,145    1,420,342
    Total commercial loans               10,756,312   10,749,659   10,507,385
      Home equity loans                   6,102,455    5,739,806    5,451,304
      Auto loans                          3,261,150    3,161,097    3,063,074
      Other                                 320,714      315,922      316,252
    Total consumer loans                  9,684,319    9,216,825    8,830,630
    Total residential loans               4,109,216    4,362,947    4,716,348
    Total loans                         $24,549,847  $24,329,431  $24,054,363

                                                 Dec. 31           Sept. 30
    Quarters ended (in thousands)                  2002              2002
      Commercial real estate                    $4,132,644        $4,097,473
      Commercial industrial loans                4,757,822         4,625,252
      Other                                      1,436,290         1,176,362
    Total commercial loans                      10,326,756         9,899,087
      Home equity loans                          5,165,834         4,747,633
      Auto loans                                 3,038,976         3,057,071
      Other                                        314,356           323,052
    Total consumer loans                         8,519,166         8,127,756
    Total residential loans                      4,347,512         4,520,535
    Total loans                                $23,193,434       $22,547,378


    Sovereign Bancorp, Inc. and Subsidiaries
    RECONCILIATION OF CASH AND OPERATING EARNINGS TO REPORTED EARNINGS
    (unaudited)


    Operating earnings for 2003 excludes the after tax effects of the loss on our debt extinguishment of holding company notes that occurred in March 2003. Operating earnings for 2002 exclude the after tax effects of loan loss provision and merger expenses related to the Main Street acquisition. Cash earnings are operating earnings excluding the after-tax effects of non-cash charges for amortization of intangible assets and stock based compensation.


    (dollars in thousands,
    except per share data - all
    amounts are after tax)                          Quarter Ended
                                                    Total dollars
                                            Sept. 30    June 30     Sept. 30
                                              2003        2003        2002

    Net income as reported                  $109,233    $104,174     $93,139
      Main Street Bancorp acquisition:
        Net merger related and integration
         costs                                    -           -           -
        Provision for loan loss                   -           -           -
      Loss on debt extinguishment                 -           -           -
    Operating earnings                       109,233     104,174      93,139
      Amortization of intangibles             12,387      12,663      13,545
      Stock based compensation  (1)            2,795       2,678       3,606
    Cash earnings                           $124,415    $119,515    $110,290
    Weighted average diluted shares          297,151     283,901     281,007

    (1) Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.


    (dollars in thousands,
    except per share data - all
    amounts are after tax)                          Quarter Ended
                                                      Per share
                                             Sept. 30    June 30     Sept. 30
                                               2003        2003        2002

    Net income as reported                     $0.37       $0.37       $0.33
      Main Street Bancorp acquisition:
        Net merger related and integration
         costs                                   -           -           -
        Provision for loan loss                  -           -           -
      Loss on debt extinguishment                -           -           -
    Operating earnings                          0.37        0.37        0.33
      Amortization of intangibles               0.04        0.04        0.05
      Stock based compensation  (1)             0.01        0.01        0.01
    Cash earnings                              $0.42       $0.42       $0.39
    Weighted average diluted shares

    (1) Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.


    (dollars in thousands,
    except per share data - all
    amounts are after tax)                            Nine Months Ended
                                                       Total dollars
                                                  Sept. 30          Sept. 30
                                                    2003              2002

    Net income as reported                        $289,264          $248,901
      Main Street Bancorp acquisition:
        Net merger related and integration
         costs                                           -            10,316
        Provision for loan loss                          -             3,900
      Loss on debt extinguishment                   18,838                 -
    Operating earnings                             308,102           263,117
      Amortization of intangibles                   37,989            40,851
      Stock based compensation  (1)                  8,265             9,596
    Cash earnings                                 $354,356          $313,564
    Weighted average diluted shares                288,296           277,299

    (1) Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.


   (dollars in thousands,
    except per share data - all
    amounts are after tax)                            Nine Months Ended
                                                          Per Share
                                                   Sept. 30          Sept. 30
                                                     2003              2002

    Net income as reported                           $1.00             $0.90
      Main Street Bancorp acquisition:
        Net merger related and integration
         costs                                         -                0.04
        Provision for loan loss                        -                0.01
      Loss on debt extinguishment                     0.07               -
    Operating earnings                                1.07              0.95
      Amortization of intangibles                     0.13              0.15
      Stock based compensation  (1)                   0.03              0.03
    Cash earnings                                    $1.23             $1.13
    Weighted average diluted shares

    (1) Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.



SOURCE  Sovereign Bancorp, Inc.
    -0-                             10/14/2003
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.
ST:  Pennsylvania
IN:  FIN
SU:  ERN ERP MAV CCA